UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): May 16, 2016

CORPORATE CAPITAL TRUST II

(Exact name of registrant as specified in its charter)

Delaware	814-01108	47-1595504
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(IRS Employer Identification Number)

CNL Center at City Commons

450 South Orange Avenue

Orlando, Florida 32801

(Address of Principal Executive Offices; Zip Code)

Registrant’s telephone number, including area code: (866) 745-3797

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 16, 2016, Mr. Frederick Arnold and Mr. Kenneth C. Wright resigned from the board of trustees (the “Board”) of Corporate Capital Trust II, a Delaware statutory trust (the “Company”).

The Board appointed Mr. Mark D. Linsz and Mr. Thomas W. Morgan as new independent members of the Board, effective as of May 16, 2016. Mr. Linsz and Mr. Morgan were also appointed to the independent trustee committee of the Board, the audit committee of the Board and the nominating and governance committee of the Board. Mark D. Linsz now serves as the chairman of the independent trustee committee of the Board, and Thomas W. Morgan now serves as the chairman of the nominating and governance committee of the Board. Each of Mr. Linsz and Mr. Morgan was appointed to serve for a term expiring at the Company’s 2017 annual meeting of shareholders.

Neither Mr. Linsz nor Mr. Morgan has been elected to serve as a member of the Board pursuant to any agreement or understanding with the Company or any other person.

Each of Mr. Linsz and Mr. Morgan will receive trustee fees in accordance with the Company’s trustee compensation arrangements, including $25,000 per year, plus $2,500 per each regular Board meeting and $1,000 for (a) all committee meetings held during any regular Board meeting and (b) any telephonic meeting of the Board or a committee.

Set forth below is biographical information pertaining to Mr. Linsz and Mr. Morgan:

Mark D. Linsz serves as an independent trustee on our Board. Mr. Linsz currently serves as co-founder and senior managing partner of My Next Season, an organization designed to help corporate executives transition from long, successful corporate careers to their next phase of life. Mr. Linsz also held a series of senior financial positions at Bank of America from 1998 to 2014, most recently serving as CFO Risk Executive from 2013 to 2014 and Corporate Treasurer from 2009 to 2013. Previously, Mr. Linsz served as Bank of America's Global Markets Risk Executive from 2007 to 2009 and as Chief Risk Officer for Europe, the Middle East, Africa and Asia from 2005 to 2008. Prior to 2005, Mr. Linsz also served as Bank of America's Capital Markets Risk Executive and Head of Compliance for the Global Corporate and Investment Bank. Mr. Linsz began his career with Chicago Research and Trading Group (CRT) in 1987. Prior to being purchased by NationsBank, he was the head of Market Risk for CRT and continued these responsibilities at NationsBanc-CRT until 1998. Mr. Linsz previously served on the board of directors of the Deposit Trust and Clearing Corporation from 2013 to 2014 and on the board of directors of BlackRock Corporation from 2009 to 2011. Mr. Linsz received an undergraduate degree from National Louis University.

Mr. Linsz was selected as one of the Company’s three independent trustees because of his prior board experience and financial expertise.

Thomas W. Morgan serves as an independent trustee on the Board. Mr. Morgan has been a private equity professional for over 20 years. Mr. Morgan currently is the Co-Founder and a Managing Director of Hycroft Capital, a private equity firm dedicated to investing in the management companies of mid-market private equity firms. The firm is the principal investing affiliate of Hycroft Advisors, a boutique investment advisory firm focused on servicing private equity firms. Prior to Hycroft, Mr. Morgan had been a Managing Director at New Mountain Capital, having joined New Mountain Capital near inception in 2000 until 2015. In his 15 years with the firm, he held numerous senior investing and administrative roles including extensive work with New Mountain Capital’s credit platform, a publicly-traded BDC named New Mountain Finance Corp (NYSE:NMFC). Prior to New Mountain Capital, Mr. Morgan was an investment professional with Bain Capital, Inc. from 1994-2000. Mr. Morgan began his career as an investment banker at CS First Boston, first in credit structured products and later in mergers and acquisitions. Mr. Morgan has a B.A. in History and Political Science, magna cum laude, from Williams College and an M.B.A from Harvard Business School.

Mr. Morgan was selected as one of the Company’s three independent trustees because of his prior leadership experience and financial expertise.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 19, 2016		CORPORATE CAPITAL TRUST II
a Delaware statutory trust

	By:	/s/ Steven D. Shackelford
Steven D. Shackelford President and Chief Financial Officer